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                                                                   EXHIBIT 10(j)

                        SUPPLEMENTAL RETIREMENT AGREEMENT

         THIS AGREEMENT, made as of this first day of January, 1996 by and between Peoples Heritage Financial Group, Inc., its subsidiaries and affiliates (hereinafter collectively called the "Corporation") and John W. Fridlington (hereinafter called the "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive has been in the employ of the Corporation and is now serving as Executive Vice President of Peoples Heritage Bank and,

         WHEREAS, because of the Executive's experience, knowledge of affairs of the Corporation, and reputation and contacts in the industry, the Corporation deems the Executive's continued employment with the corporation important for its future growth; and,

         WHEREAS, it is the desire of the Corporation and in its best interest that the Executive's service be retained; and

         WHEREAS, in order to induce the Executive to continue in the employ of the Corporation and in recognition of his past service, the Board of Directors of Peoples Heritage Financial Group, Inc. voted on December 19, 1996 to authorize the Corporation to enter into this Agreement to provide him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of these premises as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                   ARTICLE ONE

1.01 EMPLOYMENT. The Corporation may employ the Executive in such capacity as the Corporation may from time to time determine. Notwithstanding anything contained herein, this Agreement is not an agreement of employment. Nothing herein shall restrict the Corporation concerning other terms and conditions of his employment.
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                The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

                                   ARTICLE TWO

2.01 NORMAL RETIREMENT BENEFITS. If the Executive shall continue in the employment of the Corporation until his sixty-fifth (65th) birthday (the "Normal Retirement Date"), he shall be entitled to a retirement benefit (the "Normal Retirement Benefit") commencing on the first day of the month next following his actual retirement and continuing for fifteen (15) years certain payable monthly in the annual amount of sixty-five percent (65%) of his Benefit Computation Base (defined in Section 2.02), multiplied by a fraction, not to exceed one (1), the numerator of which is the actual number of months of employment with the Corporation (including partial months for month of hire and month of termination) and the denominator of which is three hundred (300) months, and reduced by:

                (1) fifty percent (50%) of the Executive's Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formulas assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive;

                (2) the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis from the qualified defined benefit pension plan maintained by the Corporation;

                (3) the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis, which is the Actuarial Equivalent (as defined in the Corporation's qualified defined benefit plan), at the date of determination, of that portion of the account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

                (4) the annual amount of benefits payable to the Executive at the Normal

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                           Retirement Date on a life annuity basis attributable
                           to contributions by the Corporation from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.

2.02 BENEFIT COMPUTATION BASE. The Executive's Benefit Computation Base shall be the average of the Executive's compensation from the Corporation for the five
(5) consecutive calendar years during the ten (10) years preceding the Executive's termination of employment with the Corporation in which such compensation is the highest (excluding all years of the Executive's employment by the Corporation after the year in which the Normal Retirement Date occurs). For the purposes of this Agreement, compensation shall mean the amount actually paid or made available to the Executive during a calendar year as remuneration of a kind or nature reported by the Corporation on the Executive's W-2. Compensation shall also include annual bonuses, any contributions made on behalf of the Executive by the Corporation pursuant to a salary reduction agreement under Internal Revenue Code Sections 125, 129 and/or 401(k), and any compensation deferred under the Corporation's Senior Management Deferred Compensation Plan. Compensation shall not include any amounts available to the Executive pursuant to any Stock Option, Stock Appreciation Right and Senior Management Long Term Incentive Plans of the Corporation.

2.03 ACCRUED BENEFIT. As used herein, the term "Accrued Benefit" shall mean the Normal Retirement Benefit (before applying the offsets in Section 2.01(1), (2),
(3) and (4) to which the Executive would be entitled under Section 2.01 commencing at the Normal Retirement Date assuming continuation of service by the Executive to the Normal Retirement Date based on the Benefit Computation Base on the date the Accrued Benefit is determined (the "Determination Date"), multiplied by a fraction, not to exceed one (1), the numerator of which is the actual number of months of employment with the Corporation (including partial months for month of hire and month of termination) and the denominator of which is three hundred (300) months, and reduced by:

                (1)        fifty percent (50%) of the Executive's Primary Social
                           Security

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                           retirement benefit estimated as of the Normal
                           Retirement Date based on the Social Security retirement benefit formulas assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive;

                (2) the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis from the qualified defined benefit pension plan maintained by the Corporation;

                (3) the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis, which is the Actuarial Equivalent (as defined in the Corporation's qualified defined benefit plan), at the date of determination, of that portion of the account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

                (4) the annual amount of benefits payable to the Executive at the Normal Retirement Date on a life annuity basis attributable to contributions by the Corporation from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.

2.04 OPTIONAL FORMS OF PAYMENT. In lieu of the fifteen year certain payments provided in Section 2.01 above, or whenever an Accrued Benefit is payable under this Agreement, the Executive may elect in the calendar year prior to the calendar year in which payments are to begin an optional form of payment which shall be the actuarial equivalent of the said fifteen year certain payments, and which shall be any optional form which is provided the Executive under the terms of the Corporation's qualified defined benefit pension plan. In addition, the Executive may elect a lump sum payment under this plan; however, the Corporation may require that such payment shall be made over a period of up to five (5) years in equal consecutive annual installments of principal and interest. The applicable rate of interest (as defined in Section 6.01) shall be determined as of the date of the first monthly installment and shall remain the same for all subsequent payments.

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2.05 VESTING. The Executive has a vested interest in any Accrued Benefit payable under this Agreement if he has completed at least five years of employment with the Corporation commencing with his original date of hire with the Corporation.

                                  ARTICLE THREE

3.01 DEATH OF EXECUTIVE. Upon the death of the Executive while employed by the Corporation, the Corporation will pay to the Executive's named beneficiaries the Accrued Benefit earned by the Executive as of the date of death in equal annual installments for a period of fifteen (15) years. The Executive may name one or more beneficiaries in writing to the Corporation. If no beneficiary is so named or if no named beneficiary is living at the time a payment is due, that payment and all subsequent payments shall be made, when otherwise due, to the Executive's estate.

                                  ARTICLE FOUR

4.01 DISABILITY PRIOR TO RETIREMENT. In the event the Executive shall become disabled, mentally or physically, which disability prevents him from performing the material aspects of his duties, the Corporation will pay no disability benefits under this Agreement. Disability benefits (if any) will be paid to the Executive through the insurance program sponsored by the Corporation. Upon termination of such other disability benefits (if any), or attainment of the Normal Retirement Date if later, the Executive shall commence receiving payment of his Accrued Benefit determined as of the date of the disability. The Accrued Benefits shall be paid in the form provided in Section 2.04.

                In the event the Executive returns to work with the Corporation after terminating employment because of disability, this Agreement shall continue in full force and effect as though such disability had not occurred as long as he returns to work in the position in which he was employed at the date of disability. For the purposes of the numerator of the fractions in Sections
2.01 and 2.03, the Executive's period of disability shall be treated as a period of employment with the Corporation.

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                                  ARTICLE FIVE

5.01 TERMINATION OF SERVICE OR DISCHARGE. In the event that prior to the Normal Retirement Date, the Executive's employment with the Corporation is terminated for reasons other than death or disability and the Executive is vested pursuant to Section 2.05, the Executive shall be entitled to an annual benefit payable monthly commencing at the Normal Retirement Date and continuing for fifteen years which shall be his Accrued Benefit as of the date of his termination of employment.

5.02 EARLY RETIREMENT. The Executive may retire prior to the Normal Retirement Date and receive an annual benefit determined in accordance with Section 5.01, payable monthly, and continuing for fifteen (15) years certain. Said early retirement and payments hereunder may commence at the earlier of (a) age 55 or
(b) any date approved by the Corporation, notwithstanding the provisions of
Section 5.01. Said early retirement payments shall be the annual benefit payable according to Section 5.01 further reduced by one-quarter of one percent (.25%) per month for each month of the first sixty (60) months the annual benefit is received prior to age 65. Said early retirement payments shall be further reduced by one-half of one percent (.50%) per month for each of the months by which the annual benefit is received prior to age 60.

5.03 PAYMENT. Benefits payable under this Article Five shall be paid for fifteen
(15) years certain payable monthly or in the manner provided in Section 2.04.

5.04 FORFEITURE. Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void, if the Executive's employment is terminated for cause. For this purpose, "cause" shall mean conviction by a court of law for fraud, misappropriation, embezzlement or any crime related to the Corporation.

                                   ARTICLE SIX

6.01 INTEREST. Unless otherwise expressly provided herein, any reference to "interest" shall be a variable rate of interest which shall be the rate of interest on one (1) year U.S.

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Treasury Bills determined at the first auction of each calendar year or part thereof during the period of which interest is to be applied to any obligation hereunder.

                                  ARTICLE SEVEN

7.01 ALIENABILITY. Neither the Executive, nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

                                  ARTICLE EIGHT

8.01 PARTICIPATION IN OTHER PLANS. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which the Corporation may have or hereafter have.

                                  ARTICLE NINE

9.01 FUNDING. The Corporation reserves the absolute right at its sole and exclusive discretion to insure or otherwise provide for the obligations of the Corporation undertaken by this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation trust or escrow arrangement, including, but not by way of restriction, any insurance or annuity or contracts or the proceeds therefrom.

                Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

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                If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary, and generally cooperate with the Corporation in securing such policy.
9.02 NO TRUST. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Executive, his designated beneficiary or any other person.

                                   ARTICLE TEN

10.01 REORGANIZATION. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor, assignee, or survivor Corporation.

                                 ARTICLE ELEVEN

11.01 BENEFITS AND BURDENS. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.

11.02 CORPORATION. As used in this Agreement, the term "Corporation" shall mean Peoples Heritage Financial Group, Inc., a Maine Corporation, and any entity that from time to time is aggregated with Peoples Heritage Financial Group, Inc., its successors and assigns, under Sections 414(b), 414(c), 414(m), 414(n) or 414(o) of the Internal Revenue Code of 1986, as amended. For the purpose of determining the Executive's period of employment

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with the Corporation as required hereunder, the term "Corporation" shall also include any predecessor of the Corporation.

                                 ARTICLE TWELVE

12.01 COMMUNICATIONS. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail, as the case may be:

                TO THE CORPORATION:

                           Peoples Heritage Financial Group, Inc.
                           One Portland Square
                           Portland, ME  04112

                TO THE EXECUTIVE:

                           John W. Fridlington
                           53 Stapleford Drive
                           Falmouth, ME 04105

Each party shall have the right by written notice to change the place to which any notice may be addressed.

                                ARTICLE THIRTEEN

13.01 CLAIMS PROCEDURE. In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary or personal representative in the case of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Corporation within sixty (60) days after written notice from the Corporation to the Executive or his beneficiary or personal representative that payments are not being made or are not to be made under this Agreement. Such claim shall be reviewed by the Corporation. If the claim is approved or denied, in full or in part, the corporation shall provide a written notice of approval or denial within sixty (60) days of receipt of the written claim setting forth the specific reason for denial, specific reference to the provision of this

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Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired. If a claim is denied and a review is desired, the Executive or his beneficiary or personal representative shall notify the Corporation in writing within twenty
(20) days (a claim shall be deemed denied if the Corporation does not take action within the aforesaid sixty (60) day period). In requesting a review of the denial, the Executive or his beneficiary or personal representative may review this Agreement or any document relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion, the Corporation shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based. Any decision of the Corporation shall not preclude further action by the Executive, his beneficiary or personal representative.

                                ARTICLE FOURTEEN

14.01 ENTIRE AGREEMENT; MODIFICATION. This instrument contains the entire agreement of the parties hereto and there are no agreements or representations which are not set forth herein. This instrument may be altered or amended only by written agreement signed by the parties hereto.

14.02 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine.

14.03 SEVERABILITY. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision.

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                IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed and the Seal of the Corporation to be affixed, as of the date and year first above written.

                                 PEOPLES HERITAGE FINANCIAL GROUP, INC.

/s/ Cynthia H. Hamilton                            By: /s/ Carol L. Mitchell
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Witness                                            Its:

/s/ Cynthia H. Hamilton                            /s/ John Fridlington
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